Exhibit 99.1

LaBarge, Inc. Reports Higher Sales and Earnings for Fiscal 2009 First Quarter

Net Sales Grow 15 Percent;

Net Earnings Increase 46 Percent

ST. LOUIS--(BUSINESS WIRE)--October 30, 2008--LaBarge, Inc. (AMEX: LB) today reported financial results for the fiscal 2009 first quarter ended September 28, 2008.

“I am pleased to report that fiscal 2009 first-quarter results were up significantly from the previous first quarter due to higher shipments to customers in several market sectors. Gross margin also improved in the period from both the prior year’s first quarter and the fiscal 2008 fourth quarter,” said Craig LaBarge, chief executive officer and president.

Fiscal 2009 first-quarter net sales grew 15 percent to $68,192,000 from $59,190,000 in the fiscal 2008 first quarter. Fiscal 2009 first-quarter net earnings rose 46 percent to $3,669,000, or $0.23 per diluted share, compared with $2,520,000, or $0.16 per diluted share, in the fiscal 2008 first quarter.

Gross margin in the fiscal 2009 first quarter was 20.9 percent, an increase of 170 basis points from 19.2 percent in the year-ago first quarter and 140 basis points higher than the fiscal 2008 fourth quarter. The gross margin expansion is the result of improved operating efficiencies and favorable product mix.

Selling, general and administrative expense (SG&A) as a percentage of sales was 12.1 percent in the fiscal 2009 first quarter versus 11.7 percent in the fiscal 2008 first quarter. In actual dollars, fiscal 2009 first-quarter SG&A expense increased 19 percent from the previous year’s first quarter, primarily due to higher compensation costs.

As a percentage of sales, operating income (defined as net sales less cost of sales and SG&A) improved to 8.8 percent in the fiscal 2009 first quarter versus 7.5 percent in the fiscal 2008 first quarter.

Interest expense in the fiscal 2009 first quarter declined to $158,000, compared with $427,000 in the fiscal 2008 first quarter. The reduced interest expense reflects lower average debt levels in the fiscal 2009 period.

Net cash flow from operations increased to $7,260,000 in the fiscal 2009 first quarter, compared with $5,086,000 in the fiscal 2008 first quarter.

Total debt at September 28, 2008 was $8,252,000, down 47 percent from $15,629,000 at June 29, 2008, and down 65 percent from $23,457,000 at September 30, 2007. Stockholders’ equity at September 28, 2008 was $95,896,000, up 5 percent from $91,469,000 at June 29, 2008, and up 20 percent from $79,623,000 at September 30, 2007.

Bookings of new business were at a healthy level during the fiscal 2009 first quarter with the largest contributions coming from the defense, natural resources and industrial market sectors. Backlog at the end of the fiscal 2009 first quarter was $218,365,000, down just 1 percent from $221,293,000 at fiscal 2008 year-end despite a 15 percent increase in shipments. Backlog at the end of the previous year’s first quarter was a record $245,535,000.

Shipments to defense customers comprised the largest portion of fiscal 2009 first-quarter net sales at 45 percent, compared with 39 percent in the fiscal 2008 first quarter. Actual sales dollars from the defense market sector increased 35 percent in the fiscal 2009 first quarter versus the year-ago period, and reflect shipments for a variety of defense programs.

Shipments to natural resources customers represented 16 percent of fiscal 2009 first-quarter net sales versus 26 percent in the fiscal 2008 first quarter. Actual sales dollars from this market sector declined 28 percent in the fiscal 2009 first quarter versus a year earlier, primarily due to lower shipments to mining customers in the current-year period.

Shipments to industrial customers were 21 percent of fiscal 2009 first-quarter net sales, compared with 19 percent in the fiscal 2008 first quarter. Actual sales dollars from the industrial market sector were up 33 percent in the fiscal 2009 first quarter versus a year earlier due to increased shipments of equipment used in glass container manufacturing systems.

Shipments to medical customers represented 7 percent of fiscal 2009 first-quarter net sales versus 5 percent in the fiscal 2008 first quarter. Actual sales dollars from the medical market sector increased 49 percent in the fiscal 2009 first quarter versus a year earlier due to increased shipments to various new and existing medical customers.

Shipments to commercial aerospace customers were 5 percent of fiscal 2009 first-quarter revenues, compared with 7 percent in the fiscal 2008 first quarter. Fiscal 2009 sales from the commercial aerospace market sector declined 15 percent from the year-ago period due to lower shipments on a very light jet program and an airline freighter conversion program.

Commentary and Outlook

Chief Executive Officer and President Craig LaBarge commented, “LaBarge had an excellent first quarter. Despite weakening general economic conditions during the period, we achieved double-digit, year-over-year growth in first-quarter sales and earnings, and attained our highest quarterly gross margin in two years.

“Looking forward, we anticipate that fiscal 2009 second-quarter sales and earnings will be comparable to this year’s first-quarter results. Given today’s uncertain economic environment, we are closely monitoring business activity across key market sectors. We are just beginning to see some weakness within the industrial market sector and the mining segment of the natural resources sector. We still believe that in the long term our diverse market approach will serve us well,” said Mr. LaBarge.

Today’s Conference Call Webcast

Today, at 11 a.m. Eastern time, LaBarge will host a live audio webcast of its discussion with the investment community regarding financial results for the Company’s fiscal 2009 first quarter. The webcast can be accessed on the Internet through http://viavid.net/dce.aspx?sid=000056F2 and the investor relations calendar area of http://www.labarge.com. Following the live discussion, a replay of the webcast will be available at the same locations on the Internet. Any financial or statistical information presented during the call, including any non-GAAP financial measures, the most directly comparable GAAP measures and reconciliation to GAAP results, can be accessed via the news and events area of http://www.labarge.com.

About LaBarge, Inc.

LaBarge, Inc. is a broad-based provider of electronics to technology-driven companies in diverse industrial markets. The Company provides its customers with sophisticated electronic and electromechanical products through contract design and manufacturing services. Headquartered in St. Louis, LaBarge has operations in Arkansas, Missouri, Oklahoma, Pennsylvania and Texas. The Company’s Web site address is http://www.labarge.com.

LaBarge, Inc.
Consolidated Statements of Income
(Unaudited)
(amounts in thousands, except per-share amounts)

	Three Months Ended

	September 28,	September 30,
	2008	2007

Net sales	$68,192	$59,190
Cost and expenses:
Cost of sales	53,929	47,818
Selling and administrative expense	8,270	6,947
Interest expense	158	427
Other expense, net	10	10

Earnings before income taxes	5,825	3,988
Income tax expense	2,156	1,468

Net earnings	$3,669	$2,520

Basic net earnings per common share	$0.24	$0.17

Average common shares outstanding	15,234	15,200

Diluted net earnings per common share	$0.23	$0.16

Average diluted common shares outstanding	16,090	16,018

LaBarge, Inc.
Consolidated Balance Sheets
(amounts in thousands, except share amounts)

	September 28,	June 29,
	2008	2008
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$953	$1,646
Accounts and other receivables, net	36,590	40,778
Inventories	65,538	66,927
Prepaid expenses	1,322	1,245
Deferred tax assets, net	2,406	1,960
Total current assets	106,809	112,556

Property, plant and equipment, net	16,532	17,248
Intangible assets, net	1,364	1,548
Goodwill, net	24,292	24,292
Deferred tax asset, net	210	---
Other assets, net	4,907	4,828
Total assets	$154,114	$160,472

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term borrowings	$1,200	$10,500
Current maturities of long-term debt	2,138	4,682
Trade accounts payable	20,697	22,684
Accrued employee compensation	11,347	13,494
Other accrued liabilities	4,626	2,552
Cash advances	11,247	11,897
Total current liabilities	51,255	65,809
Long-term advances from customers for purchase of materials	46	622
Deferred gain on sale of real estate and other liabilities	2,003	2,125
Long-term debt	4,914	447

Stockholders’ equity:
Common stock, $.01 par value. Authorized 40,000,000 shares; 15,773,253 issued at September 28, 2008 and June 29, 2008, respectively, including shares in treasury	158	158
Additional paid-in capital	16,107	16,547
Retained earnings	82,270	78,601
Less cost of common stock in treasury, shares of 282,771 at September 28, 2008 and 419,503 at June 29, 2008	(2,639)	(3,837)

Total stockholders’ equity	95,896	91,469

Total liabilities and stockholders’ equity	$154,114	$160,472

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management's current expectations and involve a number of risks and uncertainties. Actual results may differ materially from such statements due to a variety of factors that could adversely affect LaBarge, Inc.'s operating results. These risks and factors are set forth in documents LaBarge, Inc. files with the Securities and Exchange Commission, specifically in the Company's most recent Annual Report on Form 10-K, and other reports it files from time to time. These forward-looking statements speak only as of the date such statements were made, or as of the date of the report or document in which they are contained, and the Company undertakes no obligation to update such information.

CONTACT:
LaBarge, Inc.
Colleen Clements, 314-997-0800, ext. 409
colleen.clements@labarge.com